Prospectus Supplement No. 1 (to Prospectus dated April 8, 2009)	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-158494

Up to $15,000,000

Shares of Common Stock

We have entered into a Standby Equity Distribution Agreement, or the SEDA, with YA Global Master SPV Ltd., or YA Global, for the offer and sale of up to $15,000,000 of shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying base prospectus.  We may from time to time issue all or a portion of these shares to YA Global at 95% of the market price at the time of such issuance determined in accordance with the terms of the SEDA.

We have been advised by YA Global that the resale of any shares of common stock by YA Global will be made by means of ordinary brokers’ transactions on OTC Bulletin Board or otherwise at market prices prevailing at the time of sale or at prices related to the prevailing market prices.  For additional information on the methods of sale that may be used by YA Global, see the section entitled “Plan of Distribution” on page S-4.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ADLS.OB.”  On June 18, 2009, the last reported sale price of our common stock on the OTC Bulletin Board was $0.50 per share.  The aggregate market value of our outstanding common stock held by non-affiliates is $54,009,977 based on 38,304,948 shares of common stock held by non-affiliates, out of a total of 48,051,012 shares outstanding, and a per share price of $1.41 based on the last reported sale price of our common stock on May 29, 2009.  As of the date hereof, as a result of entering into the SEDA, we have offered securities with an aggregate market value of $15,000,000 pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period.

Investing in our securities involves a high degree of risk.

See “Risk Factors” beginning on page S-2 of this prospectus supplement.

In connection with the resale of shares of our common stock, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of YA Global may be deemed to be underwriting commissions or discounts.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus.  Any representation to the contrary is a criminal offense.

YA Global Master SPV Ltd.

The date of this prospectus supplement is June 19, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus.  We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted.

You should not assume that the information appearing in this prospectus supplement or the base prospectus is accurate as of any date other than the date on the front cover of the respective documents.  You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the base prospectus is accurate as of any date other than the respective dates of those documents.  Our business, financial condition, results of operations, and prospects may have changed since that date.

PROSPECTUS SUMMARY

About This Prospectus Supplement

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (Registration No. 333-158494) that we filed with the Securities and Exchange Commission using a “shelf” registration process.  Under this shelf process, we may offer to sell any combination of the securities described in the base prospectus in one or more offerings up to a total dollar amount of $35,000,000.  The base prospectus provides you with a general description of the securities we may offer, some of which do not apply to this offering.  Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in the base prospectus.  You should read both this prospectus supplement and the accompanying base prospectus, including all documents incorporated by reference.

This prospectus supplement provides specific details regarding the issuance of up to $15,000,000 of shares of our common stock pursuant to the SEDA.  To the extent there is a conflict between the information contained in this prospectus supplement and the base prospectus, you should rely on the information in this prospectus supplement.  This prospectus supplement, the base prospectus and the documents we incorporate by reference herein and therein include important information about us and our common stock, and other information you should know before investing.  You should read both this prospectus supplement and the base prospectus, together with the additional information described in the base prospectus under the heading “Where You Can Find More Information.”

Company Summary

We are a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs in the areas of infectious disease, oncology and respiratory disease. Using our internal discovery capabilities and our network of pharmaceutical and academic partners, we have assembled a promising pipeline of clinical and preclinical product candidates.

We have an exclusive worldwide license (excluding Japan) from Abbott Laboratories to develop and commercialize Restanza™ (cethromycin), our most advanced product candidate.  Restanza is a second generation, once-a-day ketolide antibiotic for the treatment of respiratory tract infections.  In September 2008, we submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the use of Restanza in mild-to-moderate community acquired pneumonia.  In November 2008, the FDA filed our NDA for Restanza and established a target Prescription Drug User Fee Act action date for the NDA of July 31, 2009.  On June 2, 2009, a majority of the FDA’s Anti-Infective Drugs Advisory Committee voted that Restanza demonstrated safety for the outpatient treatment of adults with mild-to-moderate community acquired pneumonia (11 positive, 3 negative, 1 abstaining).  However, the Committee also voted that Restanza did not demonstrate efficacy in the treatment of community acquired pneumonia (3 positive, 11 negative, 1 abstaining).  Although it is not binding, the Committee’s recommendation will be considered by the FDA as it completes its review of Restanza’s NDA in CAP.  We continue to work closely with the FDA as they complete their assessment of the Restanza NDA.

We have not received FDA approval for any of our product candidates. Our revenues to date have consisted solely of management fees and one-time or limited payments associated with our collaborations or grants. Our cumulative net loss was $124.7 million as of March 31, 2009, and we do not anticipate generating any revenue from the sale of Restanza for the next several years, if at all.  Since our inception in 1999, we have financed our operations primarily through public and private equity offerings, loans from our founder and borrowings under our bank line of credit. We will continue to do so until we are able to generate revenues from our product candidates, if ever.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the risk factors set forth below, you should carefully consider the risk factors in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this prospectus supplement in their entirety.  These risk factors may be amended or supplemented or superseded from time to time by other reports we file with the SEC in the future.  If any of the events or developments described therein actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our securities may decline, and you could lose all or part of your investment.

We may not be able to continue as a going concern or fund our existing capital needs.

Our independent registered public accounting firm included an explanatory paragraph in the report on our 2008 financial statements related to the uncertainty in our ability to continue as a going concern. The paragraph stated that we do not have sufficient cash on-hand or other funding available to meet our obligations and sustain our operations, which raises substantial doubt about our ability to continue as a going concern. We will not be generating any product-based revenues or realizing cash flows from operations in the near term, if at all, and may not have sufficient cash or other funding available to complete our anticipated business activities during 2009.  In order to address our working capital shortfall we intend to raise additional capital by accessing the capital markets and licensing our lead product candidate, Restanza, to commercial partners.  There can be no assurances that we will be successful in accessing the capital markets on terms acceptable to us, if at all, or that such partnerships will be available on terms acceptable to us, if at all.

We will require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our common stock.

Our operations will require significant additional funding due to the absence of any meaningful revenues in the near future.  We do not know whether additional financing will be available to us on favorable terms or at all. If we cannot raise additional funds, we may be required to reduce our capital expenditures, scale back product development or programs, reduce our workforce and license to others products or technologies that we may otherwise be able to commercialize.  To the extent we raise additional capital by issuing equity securities, our stockholders could experience substantial dilution. Any additional equity securities we issue may have rights, preferences or privileges senior to those of existing holders of stock. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

Any shares of our common stock that we sell pursuant to the SEDA will have a dilutive impact on our stockholders. The SEDA terms provide that YA Global may promptly resell the shares we issue to them under the SEDA, and such resales could cause the market price of our common stock to decline significantly with advances under the SEDA. To the extent of any such decline, any subsequent advances would require us to issue a greater number of shares of common stock to YA Global in exchange for each dollar of the advance. Under these circumstances our existing stockholders would experience greater dilution. The sale of our common stock under the SEDA could encourage short sales by third parties, which could contribute to the further decline of our stock price.  As of the date of this prospectus supplement, we have issued an aggregate of 10,277,333 shares, which includes 393,339 shares issued as an initial commitment fee, to YA Global and received an aggregate of $3.9 million in proceeds through the usage of a prior SEDA facility with an affiliate of YA Global.  There can be no assurance that we will be able to obtain adequate capital funding in the future, under the SEDA or otherwise, to continue operations and implement our strategy. As a result of these uncertainties, there is significant doubt about our ability to continue as a going concern.

Our business would be materially harmed if we fail to obtain FDA approval of a new drug application for Restanza.

Our ability to generate any significant product revenues in the near future will depend solely on the successful development and commercialization of Restanza, our most advanced product candidate.  The FDA may not approve in a timely manner, or at all, the NDA that we submitted in September 2008. If the NDA we submitted is not approved by the FDA, we will be unable to commercialize Restanza in the United States and our business will be materially harmed. The FDA can and does reject NDAs, and often requires additional clinical trials, even when product candidates performed well or achieved favorable results in large-scale Phase III clinical trials. The FDA imposes substantial requirements on the introduction of pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years and may vary substantially based upon the type and complexity of the pharmaceutical product.

Due to the delisting of our common stock from Nasdaq, you may have difficulty trading our securities and our securities may trade at a lower market price than they otherwise would.

Since being delisted from Nasdaq, trading in our common stock is conducted on the OTC Bulletin Board and in the over-the-counter market in the so-called “pink sheets.”  Because of this, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.  In addition, our securities could become subject to the SEC’s “penny stock rules.” These rules would impose additional requirements on broker-dealers who effect trades in our securities, other than trades with their established customers and accredited investors. Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell our securities. The delisting of our securities from Nasdaq could also have other negative results, including the potential loss of confidence by employees and others, the loss of institutional investor interest and fewer business development and commercial partnership opportunities.

USE OF PROCEEDS

We may receive up to $15,000,000 in proceeds from the sale of shares of common stock to YA Global pursuant to the SEDA.  For each share of common stock purchased under the SEDA, YA Global will pay ninety-five percent (95%) of the lowest daily volume weighted average price, or VWAP, during the five (5) consecutive trading days after the date that we deliver an advance notice.  Each such advance may be for an amount not to exceed the greater of $600,000 or the average daily trading volume of our common stock for the five (5) consecutive trading days prior to the date of the advance notice.  We anticipate, and have represented to YA Global in the SEDA, that the proceeds received under the SEDA will be utilized only for working capital and general corporate purposes.

DESCRIPTION OF COMMON STOCK

The following information describes our common stock, as well as options to purchase our common stock, and provisions of our certificate of incorporation and our bylaws. This description is only a summary and is qualified by reference to our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed with the SEC as exhibits to previous SEC filings.  Please refer to “Where You Can Find More Information” in the accompanying base prospectus for directions on obtaining these documents. For a further description of our common stock you should also refer to “Description of Common Stock” in the accompanying base prospectus.

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock that may be issued in one or more series.  As of June 15, 2009, there were 50,698,926 shares of our common stock outstanding and held of record by 27 stockholders. In addition, as of June 15, 2009, 3,733,177 shares of our common stock were subject to outstanding options and 10,292,161 shares of our common stock were subject to outstanding warrants.

In September 2008, we entered into a prior SEDA facility with an affiliate of YA Global for the sale of up to $15,000,000 of shares of the our common stock over a two-year commitment period.  We issued an aggregate of 10,277,333 shares, which includes 393,339 shares issued as an initial commitment fee, under the prior SEDA facility and received an aggregate of $3.9 million in proceeds.  We terminated the prior SEDA facility in connection with entering into the SEDA covered by this prospectus supplement.

Under the terms of registration rights agreements with holders of 1,888,606 shares of our common stock, we have granted to these holders rights to register such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stockholders, the holders of these shares are entitled, under certain circumstances, to include in the registration statement, at our expense, their shares of common stock. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.  Because of the capital market access and liquidity provided by Rule 144 and the fact that potential underwriters would likely exercise their rights to limit the inclusion of non-primary shares in any offering, we determined not to invite holders of certain registration rights to participate in the filing of the shelf registration statement relating to this offering.

The transfer agent for our common stock is The Bank of New York Mellon.  Our common stock is quoted on the OTC Bulletin Board under the symbol “ADLS.OB.”

PLAN OF DISTRIBUTION

June 19, 2009, we entered into a Standby Equity Purchase Agreement, or SEDA, with YA Global.  The SEDA provides that, upon the terms and subject to the conditions set forth therein, YA Global is committed to purchase up to $15,000,000 of shares of our common stock over a two-year commitment period.  From time to time, and at our sole discretion, we may present YA Global with advance notices to purchase shares of our common stock.  For each share of common stock purchased under the SEDA, YA Global will pay ninety-five percent (95%) of the lowest daily VWAP during the five (5) consecutive trading days after the date of the advance notice.  Each such advance may be for an amount not to exceed the greater of $600,000 and the average daily trading volume of our common stock for the five (5) consecutive trading days prior to the date of the advance notice.

Delivery of the shares against payment therefor in respect of each advance notice shall be settled on the third trading day following each sale pursuant to the SEDA, or on such earlier date as we and YA Global may mutually agree. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.  In connection with any advance notice, if any portion of an advance would cause the beneficial ownership of our then outstanding common stock by YA Global to exceed 9.99%, then such portion shall automatically be deemed to be withdrawn by us with no further action required by us.  We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, as long as there are no advances outstanding and we have paid to YA Global all amounts then due.  A copy of the SEDA is attached as Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on June 19, 2009.

In addition to our issuance of common stock to YA Global pursuant to the SEDA, this prospectus supplement also covers the resale of those shares from time to time by YA Global to the public.  In connection with YA Global’s sale of our common stock, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to YA Global may be deemed to be underwriting commissions or discounts. We have agreed in the SEDA to provide indemnification to YA Global against certain civil liabilities.

YA Global has informed us that it will use an unaffiliated broker-dealer to effectuate any sales of common stock that it may purchase from us pursuant to the SEDA.  Such sales will be made on the OTC Bulletin Board or otherwise at prices and at terms then prevailing or at prices related to the then current market price.  Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. YA Global has informed us that each such broker-dealer will receive commissions from YA Global which will not exceed customary brokerage commissions.

Shares of our common stock may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	to a broker-dealer as principal and resale by the broker-dealer for its account; or

•	a combination of any such methods of sale.

YA Global has agreed that, during the term of the SEDA, neither YA Global or its affiliates will engage in any short sales or hedging transactions with respect to our common stock, provided that upon receipt of an advance notice YA Global may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

YA Global and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b—5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common stock by YA Global or any unaffiliated broker-dealer. Under these rules and regulations, YA Global and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•

must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the common shares by YA Global and any unaffiliated broker-dealer.

PROSPECTUS

$35,000,000

Common Stock
Preferred Stock
Warrants

We may offer to the public from time to time in one or more series or issuances:

•                  shares of our common stock;

•                  shares of preferred stock; or

•                  warrants to purchase shares of our common stock and/or preferred stock.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

We will sell these securities directly to investors, through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters, the specific terms of the plan of distribution and any applicable fees, commissions or discounts.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “ADLS.” On March 31, 2009 the last sale price of our common stock was $0.24 per share.

The aggregate market value of our outstanding common stock held by non-affiliates is $8,043,162 based on 43,259,241 shares of outstanding common stock, of which 33,513,177 are held by non-affiliates, and a per share price of $0.24 based on the closing sale price of our common stock on March 31, 2009.  We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Investment in our common stock involves risks.
See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2009

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $35,000,000.  This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information” below.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and the accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires, “Advanced Life Sciences” the “Company,” “we,” “us,” “our” and similar names refer to Advanced Life Sciences and our subsidiaries.

COMPANY INFORMATION

We are a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs in the areas of infectious disease, oncology and respiratory disease. Using our internal discovery capabilities and our network of pharmaceutical and academic partners, we have assembled a promising pipeline of clinical and preclinical product candidates.  The following is a summary of each of our primary programs:

•                  Infectious Disease.  We have an exclusive worldwide license (excluding Japan) from Abbott Laboratories (“Abbott”) to develop and commercialize cethromycin, a second generation, once-a-day ketolide antibiotic for the treatment of respiratory tract infections. In December 2005, we initiated our pivotal Phase III clinical program for the treatment of mild-to-moderate community acquired pneumonia (“CAP”), the indication for which we initially plan to seek Food and Drug Administration (“FDA”) approval. In 2007, we successfully completed these two pivotal Phase III clinical trials. Cethromycin met its primary endpoint of demonstrating non-inferiority against its comparator, Biaxin, in both trials. Cethromycin has been tested in approximately 5,600 human subjects in clinical trials to date. On September 30, 2008 we submitted a New Drug Application (“NDA”) for the use of cethromycin in CAP. In December 2008, we were notified that our NDA package had been filed with the FDA and were given a target Prescription Drug User Fee Act date of July 31, 2009. Along with our clinical work in the treatment of mild-to-moderate community acquired pneumonia, we are collaborating with the National Institute of Allergy and Infectious Disease and the U.S. Army Medical Research Institute of Infectious Diseases to evaluate cethromycin’s potential in preventing inhalation anthrax and other high-priority bioterror agents. In March 2007, the FDA designated cethromycin an Orphan Drug status for the prophylactic treatment of patients exposed to inhalation anthrax and in May 2007, cethromycin was shown to be 100% protective against a lethal dose of inhaled anthrax in non-human primates. In August 2008, we announced that the Defense Threat Reduction Agency of the U.S. Department of Defense had awarded the Company a two-year contract worth up to $3.8 million to fund NDA-enabling studies evaluating cethromycin’s efficacy in combating Category A and B bioterror agents such as Fransicella tularensis (tularemia),Yersinia pestis (plague) and Burkholderia pseudomallei (melioidosis).

•                  Oncology.  ALS-357 is a compound that has shown evidence of anti-tumor activity against malignant melanoma in preclinical studies. Currently available therapies have not had significant success at prolonging survival for patients with melanoma that has spread beyond the primary growth site. We believe that ALS-357 has the potential for either a topical or systemic formulation. We have established an open investigational new drug application (“IND”) for ALS-357 with the FDA and have begun screening patients in a Phase I/II escalating dose study for the topical treatment of cutaneous melanoma. In August 2007, the FDA designated ALS-357 an Orphan Drug status for the topical treatment of metastatic melanoma. In addition to ALS-357, we have also generated novel analogues under our medicinal chemistry platform. We intend to seek a partner to assist in the funding and advancement of this program.

•                  Respiratory Disease.  ALS-886 is a novel therapeutic in preclinical development for the treatment of inflammation-related tissue damage, including acute respiratory distress syndrome (“ARDS”). Patients suffering from ARDS have a high fatality rate, and there are currently only limited treatment options available. We have established an IND application for ALS-886 with the FDA. We expect that the first clinical study will involve approximately 40 patients to determine the safety profile of the compound in human subjects. In July 2008, we began a collaboration with the United Kingdom’s Defence Science and Technology Laboratory to evaluate ALS-886 as a treatment for chemically induced lung injury. We intend to seek a partner to assist in the funding and advancement of this program.

In addition to the compounds summarized above, we have additional product candidates in preclinical development coming from our natural products-based chemistry platform. We have not received FDA approval for any of our product candidates. Our revenues to date have consisted solely of management fees and one-time or limited payments associated with our collaborations or grants. Our cumulative net loss was $122.4 million as of December 31, 2008, and we do not anticipate generating any revenue from the sale of cethromycin for the next several years, if at all. If we secure commercial partnerships as planned during 2009, milestones received as a result of any of our commercial partnership agreements could be recognized as revenue in 2009 depending on the underlying nature of the milestones. Since our inception in 1999, we have financed our operations primarily through public and private equity offerings, loans from our founder and borrowings under our bank line of credit. We will continue to do so until we are able to generate revenues from our product candidates, if ever.

We were incorporated in Delaware in 2004. Our operating subsidiary, Advanced Life Sciences, Inc., was incorporated in Illinois in 1999. Our principal executive offices are located at 1440 Davey Road, Woodridge, Illinois 60517. Our telephone number is (630) 739-6744. Our web site is http://www.advancedlifesciences.com.  Except for the documents referred to under “Where You Can Find

More Information” that are specifically incorporated by reference into this prospectus, we do not intend the information found on our web site to be part of this prospectus and our web site may not contain all of the information that is important to you.

“Advancing Discoveries For Health” and the Advanced Life Sciences logo are trademarks of Advanced Life Sciences, Inc.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the information, documents or reports included or incorporated by reference in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this prospectus in their entirety.  These risk factors may be amended or supplemented or superseded from time to time by other reports we file with the SEC in the future.  If any of the events or developments described therein actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our securities may decline, and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including any projections of revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization timelines; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include risks that are described under the heading “Risk Factors” in our Annual Report on Form 10-K and elsewhere in this prospectus and that are otherwise described from time to time in our SEC reports filed after this prospectus.

The forward-looking statements included in this prospectus and the documents incorporated herein by reference represent our estimates as of the date of this prospectus or such document, as the case may be. We specifically disclaim any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this prospectus or such document incorporated herein by reference, as the case may be.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures, acquisitions of new technologies or businesses, and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DILUTION

The net tangible book deficit of the Company as of December 31, 2008 was $12,828,402, or $0.31 per share of common stock. Net tangible book deficit per share is determined by dividing the tangible book deficit of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. The following example shows the dilution to new investors at an assumed offering price of $0.24 per share (the last reported sale price of our common stock on March 31, 2009).

Based on an aggregate market value of outstanding common stock held by non-affiliates equal to $8,043,162 as of March 31, 2009, we may not currently offer more than 11,171,059 shares of common stock under this prospectus during a 12 calendar month period under General Instruction I.B.6. of Form S-3.  If we assume that 11,171,059 shares of common stock were sold at an assumed offering price of $0.24 per share, less an estimated underwriting discount equal to five percent (5%), less estimated offering expenses of $43,953, our net tangible book deficit as of December 31, 2008 would have been $10,325,354 or $0.20 per share. Such an offering would represent an immediate reduction in net tangible book deficit to existing stockholders of $0.11 per share and an immediate dilution to new stockholders of $0.44 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.24
Net tangible book deficit per share before this offering	$0.31
Increase attributable to new investors	$0.11
Net tangible book deficit per share after this offering		$0.20
Dilution per share to new stockholders		$0.44

DESCRIPTION OF COMMON STOCK

The following information describes our common stock, as well as options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our bylaws. This description is only a summary and is qualified by reference to our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed with the SEC as exhibits to previous SEC filings.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Our authorized capital stock consists of 120,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock that may be issued in one or more series.

As of March 31, 2009, there were 43,259,241 shares of our common stock outstanding and held of record by 29 stockholders. In addition, as of March 31, 2009, 3,063,977 shares of our common stock were subject to outstanding options and 10,292,161 shares of our common stock were subject to outstanding warrants.

The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. The holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

The transfer agent and registrar for our common stock is The Bank of New York Mellon. The transfer agent’s address is 480 Washington Blvd. 27th Floor, Jersey City, NJ 07310.

Our common stock is listed for quotation on the Nasdaq Capital Market under the symbol “ADLS.”

Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and By-laws

(1)       Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the stockholder became an interested stockholder, unless:

•                  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                  upon the completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person that owns, or within three years prior to the determination of interested stockholder status, did own 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

•                  provide that the authorized number of directors may be changed only by resolution of the board of directors;

•                  divide our board of directors into three staggered classes;

•                  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also must comply with specified requirements as to the form and content of a stockholder’s notice;

•                  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•                  provide that special meetings of our stockholders may be called only by our Chairman or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

DESCRIPTION OF PREFERRED STOCK

Under our amended and restated certificate of incorporation, our board of directors, without any further action by our stockholders, is authorized to issue shares of our undesignated preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company.

In connection with our spin-off from MediChem Life Sciences, Inc. in 1999, Advanced Life Sciences, Inc., our current operating subsidiary, issued 250,000 shares of its Series A preferred stock to MediChem Life Sciences. The preferred stock accumulates cash dividends at a rate of 7.0% per annum on the face liquidation amount of $2,500,000. Dividends are only payable when, as and if declared by the board of directors of Advanced Life Sciences, Inc. The preferred stock is not convertible into our common stock and only has voting rights to the extent necessary to protect the powers, preferences or rights of the shares of preferred stock. The preferred stock has a liquidation preference upon the dissolution or winding up of Advanced Life Sciences, Inc., not including a sale of all its assets or a merger or consolidation. If there were to be a dissolution or winding up of Advanced Life Sciences, Inc., the preferred stock would be entitled to a liquidation preference, prior to any distribution on the common stock, in the amount of $2,500,000 plus accrued and unpaid dividends at the time of liquidation. The total liquidation preference as of March 31, 2009 was approximately $4.2 million, including approximately $1.7 million of accrued dividends. Except in the event of a liquidation, we do not intend ever to declare or pay dividends on our outstanding preferred stock.

If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•                  the title and stated value;

•                  the number of shares offered, the liquidation preference per share and the purchase price;

•                  the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                  the procedures for any auction and remarketing, if any;

•                  the provisions for a sinking fund, if any;

•                  the provisions for redemption, if applicable;

•                  any listing of the preferred stock on any securities exchange or market;

•                  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•                  voting rights, if any, of the preferred stock;

•                  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

•                  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•                  any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.

DESCRIPTION OF WARRANTS

As of March 31, 2009, the following warrants were outstanding:

•                  A warrant to purchase up to 14,887 shares of our common stock at an exercise price of $5.00 per share issued to Leaders Bank on December 13, 2004 in connection with entering into our bank line of credit with Leaders Bank.

•                  A warrant to purchase up to 65,000 shares of our common stock at an exercise price of $1.00 per share issued to Leaders Bank on October 23, 2008 in connection with entering into an amended and restated line of credit with Leaders Bank.

•                  Warrants to purchase an aggregate of 5,116,732 shares of our common stock at an exercise price of $3.81 per share issued to various institutional investors in connection with a private placement completed by the Company on March 3, 2006.

•                  Warrants to purchase an aggregate of 5,095,542 shares of our common stock at an exercise price of $2.15 per share issued to various institutional investors in connection with a private placement completed by the Company on December 13, 2007.

We may issue warrants to purchase shares of our common stock and/or preferred stock in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•                  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•                  the currency or currency units in which the offering price, if any, and the exercise price are payable;

•                  the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•                  if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•                  if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•                  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•                  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•                  any applicable material U.S. federal income tax consequences;

•                  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•                  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•                  if applicable, the date from and after which the warrants and the common stock and/or preferred stock will be separately transferable;

•                  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•                  information with respect to book-entry procedures, if any;

•                  the anti-dilution provisions of the warrants, if any;

•                  any redemption or call provisions;

•                  whether the warrants are to be sold separately or with other securities as parts of units; and

•                  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination:

•                  to or through underwriters or dealers;

•                  through one or more agents; or

•                  directly to purchasers or to a single purchaser.

The distribution of the securities may be effected from time to time in one or more transactions:

•                  at a fixed price, or prices, which may be changed from time to time;

•                  at market prices prevailing at the time of sale;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•                  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•                  the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•                  any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution from us with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of, or the existence of trading markets for, any of the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. On February 8, 2005, we issued and sold 7,940 shares of our common stock to Thomas Fitzgerald of Winston & Strawn LLP at a purchase price of $8.02 per share.  The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to uncertainty about the Company’s ability to continue as a going concern and that the Company is in the development stage), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (including exhibits, schedules and amendments) under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus and the accompanying prospectus supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus or the accompanying prospectus supplement to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our SEC filings, including the registration statement or any other information Advanced Life Sciences Holdings, Inc. files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s web site (http://www.sec.gov).

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)      Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)      Current Reports on Form 8-K filed on January 9, 2009, February 11, 2009, February 27, 2009 and March 30, 2009;

(3)      The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 15, 2005 under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

(4)      Definitive Proxy Statement on Schedule 14A, filed on February 25, 2009.

In addition, we also incorporate by reference into this prospectus additional information that we may subsequently file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering.  These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.  Unless specifically stated to the contrary, none of the information that we disclose under items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by contacting our investor relations department at 1440 Davey Road, Woodridge, Illinois 60517, telephone (630) 739-6744, or you may obtain them from our corporate website at www.advancedlifesciences.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through its website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to its website.

Common Stock
Preferred Stock
Warrants

ADVANCED LIFE SCIENCES HOLDINGS, INC.

PROSPECTUS

April 8, 2009

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.